SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2005
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-505I8 (Commission File Number)	11-3626383 (I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680 (Address of principal executive offices)	Houston, Texas 77042 (Zip Code)
Registrant’s telephone number, including area code (713) 339-8900
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
     Item 8.01 Other Events
     On August 12, Franklin Capital Trust IV, a Delaware statutory trust (the “Trust”) formed by Franklin Bank Corp. (the “Company”), completed a private placement of $25,000,000 of capital securities (the “Trust Preferred Securities”). The Trust Preferred Securities mature on November 23, 2035, are redeemable at the Company’s option at par plus accrued and unpaid interest on or after November 23, 2010, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. Distributions will be payable at a variable per annum rate of interest equal to the London Interbank Offered Rate plus 1.60%. The Trust simultaneously issued 774 common securities of the Trust to the Company for a purchase price of $774,000, which constitutes all of the issued and outstanding common securities of the Trust.
     The Trust used the proceeds from the sale of the Trust Preferred Securities to purchase $25,000,000 in junior subordinated debt securities, due November 23, 2035, from the Company (the “Debentures”). The net proceeds to the Company from the sale of the Debentures to the Trust will be used to support the general growth of Franklin Bank, S.S.B., a subsidiary of the Company. The terms of the Debentures are substantially the same as the terms of the Trust Preferred Securities. The interest payments on the Debentures paid by the Company will be used by the Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities.
     The Company may defer the interest payments on the Debentures for up to 20 consecutive quarterly periods. However, the Company may not pay any dividends on its common stock if it elects to defer interest payments on the Debentures or defaults on any principal or interest payments due on the Debentures. The Company may redeem the Debentures (and thus a like amount of the Trust Preferred Securities) on or after November 23, 2010. If the Company redeems any amount of the Debentures, the Trust must redeem a like amount of the Trust Preferred Securities.
     The Company has guaranteed the payment of distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only in each case to the extent of funds held by the Trust. The obligations of the Company under the Guarantee Agreement and the Trust Preferred Securities are subordinate to all of the Company’s debt.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: August 16, 2005	By:	/s/ Russell McCann
Russell McCann
Chief Financial Officer